As filed with the Securities and Exchange Commission on August 18, 2003
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AKTIEBOLAGET SKF
(Exact name of registrant as specified in its charter)

SKF Incorporated
(Translation of registrant's name into English)

Kingdom of Sweden (State or other jurisdiction of incorporation or organization)	S-415 50 Gothenburg, Sweden (Address of Principal Executive Offices)	Not Applicable (I.R.S. Employer Identification Number)

AB SKF STOCK OPTION PLAN
(Full title of the plan)

Timothy D. Gifford
SKF USA Inc.
1111 Adams Avenue
Norristown, Pennsylvania 19403-2403
(610) 320-2800
(Name, address and telephone number of agent for service)

Copies to:
Doreen E. LilienfeldShearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
(212) 848-4000

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
B Shares of Aktiebolaget SKF, par value SEK 12.50 per share ("B Shares") (1)	800,000	$30.3718	$24,297,412.31	$1965.66

1) Pursuant to a program sponsored by the registrant, the B Shares are traded in the United States in the form of American Depositary Shares ("ADSs") registered on a separate registration statement on Form F-6 (Registration No. 333-11106). Each ADS represents one B Share.

2) Pursuant to Rule 416(c) under the Securities Act of 1933, there is also being registered such number of additional shares that may become available for purchase pursuant to the AB SKF Stock Option Plan in the event of certain changes in the outstanding B Shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.

3) Based on the exercise price of 246.00 SEK per B Share for 89,157 B Shares subject to previously awarded stock options and 245.50 SEK per B Share for 710,843 B Shares available for future awards, estimated solely for the purpose of calculating the registration fee, based on the average of the high and low price reported on the Stockholm Stock Exchange on August 7, 2003, in accordance with Rules 457(h) and 457(c), converted at the rate of SEK 8.0850 = $1.0000, the SEK/dollar exchange rate on August 7, 2003. Such conversion is being used solely for the purpose of calculating the registration fee.

Preliminary Statement
This registration statement covers up to 800,000 B Shares of Aktiebolaget SKF to be offered and sold to employees of Aktiebolaget SKF and its subsidiaries pursuant to the AB SKF Stock Option Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, and the "Note" to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this registration statement:

(a) our annual report on Form 20-F for the year ended December 31, 2002, including the description of our B Shares contained therein and our interim report on Form 6-K for the period ended June 30, 2003 (File No. 0-13722); and

(b) our other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 2002.

All documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement but before we file a post-effective amendment to this registration statement which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
We maintain an insurance policy covering certain liabilities of our directors and certain of our officers, including liabilities under the Securities Act of 1933 (the "Securities Act").

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
For a list of the exhibits that are filed as part of this registration statement, see the Exhibit Index (following the signature page of the Authorized U.S. Representative).

Item 9. Undertakings.

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report filed on Form 20-F pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

( c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gothenburg, Sweden on July 14, 2003.

AKTIEBOLAGET SKF
(publ)

By: /s/ Tom Johnstone
Name: Tom Johnstone
Title: President and Chief Executive Officer

By: /s/ Tore Bertilsson
Name: Tore Bertilsson
Title: Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Johnstone and Tore Bertilsson, acting together, as his true and lawful attorney with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities this registration statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, said attorney to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the registrant who shall have executed such a power of attorney, every act whatsoever which such attorney may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the registrant might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the indicated capacities on July 14, 2003.

Signature	Title
/s/ Anders Scharp Anders Scharp	Director and Chairman of the Board
/s/ Tom Johnstone Tom Johnstone	Director, President and Chief Executive Officer
/s/ Sören Gyll Sören Gyll	Director
/s/ Clas Åke Hedström Clas Åke Hedström	Director
/s/ Vito Baumgartner Vito H. Baumgartner	Director
/s/ Ulla Litzén Ulla Litzén	Director
/s/ Phillip Green Philip N. Green	Director
Helmut Werner	Director
/s/ Göran Johansson Göran Johansson	Director and Employee Representative
/s/ Hans-Åke Ringström Hans-Åke Ringström	Director and Employee Representative
/s/ Tore Bertilsson Tore Bertilsson	Chief Financial Officer
/s/ Susanne Larsson Susanne Larsson	Chief Accounting Officer
/s/ Timothy D. Gifford Timothy D. Gifford	Authorized Representative in the United States

AUTHORIZED U.S. REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on July 14, 2003, by the undersigned as the duly authorized representative of Aktiebolaget SKF in the United States.

/s/ Timothy D. Gifford
Timothy D. Gifford

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description of Document
4.1	Articles of Association (English translation) of the registrant (incorporated by reference to the registrant’s Form 20-F for the year ended December 31, 2002).
4.2	Form Amended and Restated Deposit Agreement (incorporated by reference to the registrant’s registration statement on Form F-6 (Registration No. 333-11106)).
*4.3	AB SKF Stock Option Plan (as amended January 29, 2002).
*23.1	Consent of Deloitte & Touche, independent auditors of the registrant.
*24	Power of Attorney (included on signature pages).

* Filed herewith